IZEA, Inc.
150 N. Orange Avenue, Suite 412
Orlando, Florida 32801

July 5, 2012

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	IZEA, Inc. (the “Company”)
Form 10-K for the Fiscal Year ended December 31, 2011
Filed March 28, 2012
Form 10-Q for the Fiscal Period ended March 31, 2012
Filed May 15, 2012
File No. 333-167960

Ladies and Gentlemen:

In connection with the Company's response to the comments received from the staff of the U.S. Securities and Exchange Commission by letter dated July 3, 2012, the Company acknowledges:
1.    The Company is responsible for the adequacy and accuracy of the disclosure in the filing;
2.    Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and
3.    The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
Very truly yours,
IZEA, INC.

By: /s/ Edward H. (Ted) Murphy
Edward H. (Ted) Murphy
President and Chief Executive Officer